Exhibit 4.18 and 10.41

SUBORDINATED PROMISSORY NOTE

$1,206,030.03	dated as of July __, 2013

For value received, Tandy Brands Accessories, Inc., a Delaware corporation ("Maker") does hereby promise to pay to the order of Ample Sources Industries Limited ("Vendor"), at such address as Vendor may notify Maker from time to time, in legal and lawful money of the United States of America, the sum of $1,206,030.03, together with interest from the date hereof on the principal balance outstanding from time to time as hereinafter provided.  Interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

1. Payment Terms.  Subject to Paragraph 9 hereof, principal and accrued interest shall be due and payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2014 and continuing regularly and semi-annually thereafter until paid in full (each such payment date, a "Payment Date"); provided that if on any Payment Date the applicable Payment Conditions (as defined below) are not then satisfied then the principal payment then due shall be deferred to the next Payment Date.  Subject to Paragraph 3, all principal and interest shall be paid in equal installments so as to amortize all outstanding amounts existing at such time over a twenty-four (24) month period (the "Amortization Schedule"); provided that subject to the proviso set forth above and the subordination provisions set forth in Paragraph 9 hereof, the entire amount hereof, principal and interest then remaining unpaid, shall be then due and payable in full on the two (2) year anniversary date of this Subordinated Promissory Note (this "Note").

As used herein, "Payment Conditions" shall mean the following:  (x) Maker shall be in compliance with the covenant set forth in Section 7.17 of the Senior Credit Agreement, and (y)

(I)
for any payments to be made hereunder on any date during the period commencing July 12, 2013 and ending August 16, 2013, (a) for the twenty (20) day period immediately preceding any such date, and on a projected basis for the thirty (30) day period immediately succeeding any such date after giving effect to the applicable payment made on such date, Availability (as defined in the Senior Credit Agreement) shall be not less than $4,000,000, and (b) for the five (5) day period immediately preceding any such date, average Availability shall be not less than fifteen percent (15%) of Maximum Revolving Loan Amount (as defined in the Senior Credit Agreement);

(II)
for any payments to be made hereunder on any date during the period commencing August 17, 2013 and ending September 20, 2013, (a) for the thirty (30) day period immediately preceding any such date, and on a projected basis for the thirty (30) day period immediately succeeding any such date after giving effect to the applicable payment made on such date, Availability shall be not less than $4,000,000, (b) Availability, as tested for the immediately preceding month prior to such date, is within ten percent (10%) of projected Availability as set forth in the Business Plan (as defined in the Senior Credit Agreement), (c) Availability, as tested from the Closing Date (as defined in the Senior Credit Agreement) shall not be less than fifteen percent (15%) of the Maximum

Revolving Loan Amount, (d) sales of Inventory of Maker, as tested for the immediately preceding month prior to such date, are within thirteen percent (13%) of the projected amount of such sales as set forth in the Business Plan, and (e) accounts payable of the Maker, as tested for the immediately preceding month prior to such date, are within ten percent (10%) of the projected amount of such accounts payable as set forth in the Business Plan;

(III)
for any payments to be made hereunder on any date during the period commencing September 21, 2013 and ending October 25, 2013, (a) sales of Inventory of Maker, as tested for the immediately preceding two months prior to such date, are within twelve percent (12%) of the projected amount of such sales as set forth in the Business Plan, (b) accounts payable of the Maker, as tested for the immediately preceding month prior to such date, are within ten percent (10%) of the projected amount of such accounts payable as set forth in the Business Plan, (c) Availability, as tested for the immediately preceding month prior to such date, is within ten percent (10%) of projected Availability as set forth in the Business Plan, and (d) for the thirty (30) day period immediately preceding any such date, and on a projected basis for the thirty (30) day period immediately succeeding any such date after giving effect to the applicable payment made on such date, average Availability shall be not less than fifteen percent (15%) of the Maximum Revolving Loan Amount; and

(IV)
for any payments to be made on any date (including any Payment Date) thereafter (a) sales of Inventory of Maker, as tested on a rolling three month basis as of the immediately preceding month prior to the applicable Payment Date, are within ten percent (10%) of the projected amount of such sales as set forth in the Business Plan; (b) accounts payable of the Maker, as tested for the immediately preceding month prior to the applicable Payment Date, are within ten percent (10%) of the projected amount of such accounts payable as set forth in the Business Plan; (c) Availability, as tested for the immediately preceding month prior to the applicable Payment Date, is within ten percent (10%) of projected Availability as set forth in the Business Plan; and (d) for the thirty (30) day period immediately preceding any such Payment Date, and on a projected basis for the thirty (30) day period immediately succeeding any such Payment Date after giving effect to the applicable payment made on such Payment Date, average Availability shall be not less than fifteen percent (15%) of the Maximum Revolving Loan Amount.

2. Interest Rate.  Interest shall be calculated on the unpaid principal each day principal is outstanding and all payments made credited to the discharge of the interest accrued and to the reduction of the principal, in such order as Vendor shall determine.  As of the date of this Note, interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (a) six percent (6.00%) per annum or (b) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity.

3. Prepayment.  Subject to Paragraph 9, Maker reserves the right to prepay, prior to maturity, all or any part of the principal and interest of this Note without penalty; provided that Maker shall be permitted to make any such payment only if the Payment Conditions are satisfied at the time of such prepayment.  Maker will use its best efforts to make a prepayment of $126,909.19 in cash as soon as possible (21 days after closing our Senior Credit Agreement (as defined in the Note)) but not later than October 31, 2013.  Any prepayments shall be applied first to accrued interest and then to principal.  Maker will provide written notice to Vendor of any such prepayment at the time thereof.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds at such place as Vendor shall designate from time to time.  All partial prepayments of principal shall be applied to the principal repayment installments thereof on a pro rata basis.  Upon any such prepayment the Amortization Schedule shall be revised to reflect such prepayment and the current outstanding amount of the Note.

4. Default.  It is expressly provided that upon the failure of Maker to pay any amount due under this Note within ten (10) days after the same becomes due and payable and after written notice is given to Maker by Vendor demanding payment thereof, unless such payment is prohibited by the terms of the Senior Indebtedness or otherwise hereunder, Vendor may, at its option, pursue any rights, remedies and recourses available to Vendor at law or in equity, subject to Paragraph 9 hereof.

5. No Usury Intended.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law.

6. Unsecured.  This Note is not, and shall not at any time be secured.

7. Governing Law, Venue.  This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

8. Subordination Definitions.  As used herein, the following terms shall have the following meanings:

a. "Bankruptcy Law" means any bankruptcy, insolvency, reorganization, moratorium, receivership or similar law generally affecting creditors' rights, including, without limitation, the U.S. Bankruptcy Code, as amended.

b. "Senior Credit Agreement" means that certain Credit Agreement, of even date herewith, by and between Maker, Salus Capital Partners, LLC, in its capacity as Administrative Agent and Lender, and the other Lenders party thereto (as such terms are defined therein), as amended, restated, extended, increased, consented to, waived or modified from time to time.

c. "Senior Indebtedness" means any and all indebtedness, liabilities and obligations of Maker, whether or not contingent, at any time outstanding under:  (i) the Senior Credit Agreement or any of the Loan Documents (as such term is defined in the Senior Credit Agreement) with, to or in favor of Administrative Agent and the other Lenders party thereto, or any of their permitted successors and assigns (collectively, "Senior Lender"), including, without limitation, all amendments, restatements, refinancings and extensions thereof and (ii) the Master Agreement between Maker and EPK Financial Corporation, dated as of even date herewith (the "KTC Master Agreement") or any Confirmation (as defined in such KTC Master Agreement) or other agreement furnished in connection with the KTC Master Agreement

d. "Subordinated Indebtedness" means any and all indebtedness, liabilities and obligations of Maker, whether or not contingent, at any time outstanding under this Note or any related agreement, document or instrument with, to or in favor of Vendor.

9. Subordination.  Notwithstanding anything in this Note or any other agreement referred to herein to the contrary, all obligations and liabilities of Maker to Vendor under this Note are subordinated in right of payment to the prior and complete payment in full of all Senior Indebtedness and the termination of all commitments of Senior Lender thereunder as provided herein; provided, however, that until such time as a Stop Notice is issued and existing, subject to the Payment Conditions requirements set forth in Paragraphs 1 and 3 hereof, Maker may make and Vendor may accept all payments and prepayments of principal and accrued interest under this Note.  Notwithstanding anything to the contrary contained in this Note, (a) Maker shall not make any payment (whether of principal, accrued interest or otherwise) of, on, with respect to the Subordinated Indebtedness, after receiving notice (a "Stop Notice") from Senior Lender that a default in the Senior Indebtedness has occurred, and Vendor shall not accept any such payment until the Senior Indebtedness has been paid and performed in full (whether or not the same are then due or payable) and all commitments of Senior Lender thereunder have been terminated, and (b) no property or collateral security or guarantee of any nature to secure, guarantee or pay the Subordinated Indebtedness shall be made or given, directly or indirectly, by Maker or any affiliate of Maker or received, accepted, retained or applied by Vendor (and no right or remedy of Vendor with respect to any of the foregoing may be exercised) unless and until all Senior Indebtedness has been paid and performed in full (whether or not the same are then due or payable) and all commitments of Senior Lender thereunder have been terminated.  A Stop Notice shall remain in effect so long as a default in the Senior Indebtedness continues.  Upon the issuance and continuation of a Stop Notice, Vendor waives, and agrees not to exercise, any and all rights of setoff that it may now or hereafter have against the property or assets of Maker, unless and until all of the Senior Indebtedness has been paid and performed in full (whether or not the same are then due or payable) and all commitments of Senior Lender thereunder have been terminated. Furthermore, any payments received by Vendor in violation of this Note shall be held in trust for the benefit of the Senior Lender, and Vendor hereby agrees that it shall promptly (as and when received) turn over any and all such payments to the Senior Lender. All subordination provisions of this Note shall continue to be effective after payment of the Subordinated Indebtedness, and also shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment of any of the Senior Indebtedness, in whole or in part, is rescinded or must otherwise be restored or refunded by Senior Lender as a preference, fraudulent conveyance or otherwise under any Bankruptcy Law or otherwise, all as though such payment had not been made.  Maker and Vendor agree that any other promissory note, document or agreement evidencing any Subordinated Indebtedness shall expressly incorporate by reference all subordination provisions of this Note.

10. Senior Lender Lien on Collateral.  Vendor authorizes and empowers Senior Lender, so long as any Senior Indebtedness is outstanding or Senior Lender has any commitment thereunder, to demand, enforce payment by legal proceedings, receive and give acquittances for the Subordinated Indebtedness and to exercise all rights (if any) of Vendor in any security (other than a deed of trust, mortgage or security interest covering real property or a principal dwelling) now or later held for the Subordinated Indebtedness.  Vendor agrees that, so long as any Senior Indebtedness is outstanding or Senior Lender has any commitment thereunder, Vendor will not accept any collateral or security in support of the Subordinated Indebtedness. As a precaution,  Vendor hereby pledges, assigns and grants to Senior Lender, as collateral for the Senior Indebtedness, a security interest in any collateral or other security (other than a deed of trust, mortgage or security interest covering real property or a principal dwelling) which Vendor may be granted in support of the Subordinated Indebtedness, and all claims or demands of Vendor in connection with any such collateral or other security, with full right on the part of Senior Lender, in its own name or in the name of Vendor, to collect and enforce these claims or demands, by suit, proof of debt in bankruptcy, or in any other proceeding involving dissolution, insolvency, liquidation or an adjustment of the indebtedness of Maker.  Senior Lender has no obligation to Vendor to take any steps with regard to these claims or demands or any collateral or other security for the Subordinated Indebtedness.

11. UCC Rights; Etc.  Vendor agrees to execute all financing statements deemed necessary by Senior Lender to perfect the Senior Lender's rights and interests under Paragraph 10 of this Note.  Senior Lender is to have all the rights and remedies of a secured creditor under the Texas Uniform Commercial Code, as amended from time to time, with respect to such interests.  "Uniform Commercial Code" means the Texas Business and Commerce Code.

12. Waivers by Vendor.  Vendor waives any right to require Senior Lender to:  (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Maker or any other person, or otherwise comply with the provisions of Section 9.504 of the Texas or other applicable Uniform Commercial Code; or (c) pursue any other remedy in Senior Lender's power.  Vendor waives notice of acceptance of this Note and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default, notice of intent to accelerate or demand payment or notice of acceleration of any Senior Indebtedness, any and all other notices to which the undersigned might otherwise be entitled, and diligence in collecting any Senior Indebtedness, and agrees that Senior Lender may, once or any number of times, modify the terms of any Senior Indebtedness, compromise, extend increase, accelerate, renew or forbear to enforce payment of any or all Senior Indebtedness, or permit Maker to incur additional Senior Indebtedness, all without notice to Vendor and without affecting in any manner the unconditional obligations of Vendor to Senior Lender under this Note.

13. Restricted Modification.  Maker and Vendor hereby acknowledge and agree that Senior Lender is a third party beneficiary of Paragraphs 8, 9, 10, 11, 12 and 13 of this Note.  Furthermore, Maker and Vendor agree that, so long as any Senior Indebtedness is outstanding or

Senior Lender has any commitment thereunder, the amount, interest rate, payment and subordination terms of this Note, the unsecured nature of this Note, and the maturity date hereof may not be shortened, extended, modified or otherwise amended without the prior written approval of Senior Lender.

14. Termination of Senior Indebtedness.  Upon payment and performance in full of the Senior Indebtedness and termination of all commitments of Senior Lender thereunder, all provisions of this Note relating to and/or running in favor of or agreed to for the benefit of Senior Lender and/or the Senior Indebtedness shall immediately terminate and be of no further force and effect.

MAKER:

TANDY BRANDS ACCESSORIES, INC.,
a Delaware corporation

By:
Name:
Title: